Exhibit 21.1

SPAR Group, Inc.
List of Subsidiaries

Owned Subsidiaries		State or Country of Incorporation
SPAR Acquisition, Inc.	100%	Nevada
SPAR Assembly & Installation, Inc. (f/k/a SPAR National Assembly Services, Inc.)	100%	Nevada
SPAR Canada Company	100%	Nova Scotia, Canada
SPAR Canada, Inc.	100%	Nevada
SPAR Group International, Inc.	100%	Nevada
SPAR, Inc.	100%	Nevada
SPAR International Ltd.	100%	Cayman Islands
SPAR Marketing Force, Inc.	100%	Nevada
SPAR Trademarks, Inc.	100%	Nevada
SPAR Merchandising Romania, Ltd. (inactive)	100%	Romania
SPAR China Ltd.	100%	China
SPAR FM Japan, Inc.	100%	Japan
SPAR (Shanghai) Field Marketing Ltd. (inactive)	100%	China
SGRP Brasil Participações Ltda. ("SPAR Holdings")	100%	Brazil
NMS Holdings, Inc.	100%	Nevada
NMS Retail Services, ULC	100%	Nova Scotia, Canada

Owned Subsidiaries		State or Country of Incorporation
National Merchandising Services, LLC	51%	Nevada
Resource Plus of North Florida, Inc. (RPI")*	51%	Florida
BDA Resources, LLC	70%	Florida
Leasex, LLC.	51%	Florida
Mobex of North Florida, Inc.	51%	Florida
SGRP Meridian (Pty), Ltd.	51%	South Africa
CMR-Meridian (Pty) Ltd.	51%	South Africa
SPARFACTS Australia (Pty), Ltd.	51%	Australia
SPAR (Shanghai) Marketing Management Company Ltd.	51%	China
Unilink	100%	China
SPAR DSI Human Resource Company	75.5%	China
SPAR TODOPROMO, SAPI, de CV	51%	Mexico
SPAR NDS Tanitim Ve Danismanlik A.S.	51%	Turkey
SPAR KROGNOS Marketing Private Limited	51%	India
Preceptor Marketing Services Private Limited	51%	India
SPAR Brasil Serviços de Merchandising e Tecnologia S.A. ("SPAR Brazil")	51%	Brazil
SPAR Brasil Serviços LTDA. (f/k/a New Momentum Ltda.) **	51%	Brazil
SPAR Brasil Serviços Temporários LTDA. (f/k/a New Momentum Serviços Temporários Ltda.) **	51%	Brazil

*   RPI owns a 70% interest in BDA Resource, LLC, a Florida limited liability company.

** The Company effectively owns slightly more than 51% of this subsidiary since SPAR Brazil owns 99% and SPAR Holdings owns 1% of the equity in this subsidiary.